Exhibit (d)(13)(D)

AMENDMENT NO. 3
TO THE TORO COMPANY PROFIT SHARING PLAN
FOR PLYMOUTH UNION EMPLOYEES
(2002 Restatement)

     The Toro Company, a Delaware corporation, pursuant to the power of amendment reserved to it in Section 11.1 of the Toro Company Profit Sharing Plan for Plymouth Union Employees (the “Plan”) hereby amends the Plan as described below.

1.	The Plan is amended to make the definition of “Compensation” in Section 1.1 of the Plan effective as of January 1, 1997.

2.	Effective as of January 1, 2003, Section 3.1(b) of the Plan is amended by adding a new subparagraph (4) thereto reading as follows:

"(4) An Employee classified as a casual employee by the Employee’s Participating Employer shall not be eligible to become a Covered Employee.”

3.	The Plan is amended to make the provisions of Section 4.6, effective as of January 1, 1997.

4.	Effective January 1, 2001, Section 4.12(b) of the Plan is amended to read as follows:

     “(b) Thereafter, as of the last day of each Plan Year, one share of Common Stock or cash sufficient to purchase a share shall be allocated to each Participant who is a Qualified Employee of the Participating Employer and has not previously had a share of Toro’s stock or cash contributed on the Participant’s behalf under this section.”

5.	Effective as of January 1, 2002, Section 9.8(e) of the Plan is deleted in its entirety.

6.	The following cross-references are revised as provided below to reflect the correct referenced provisions, effective as of January 1, 2001:

A.	The language in paragraph (3) of the definition of “Eligibility Service” in Section 1.1 after the semicolon and the semicolon are removed from that paragraph.

B.	All references to a subsection within Section 4.8 in Sections 4.6(e)(5) and 4.6(f)(2) are changed to refer to the same subsection in Section 4.6.

C.	The reference to “Section 4.8” in Section 7.3(g) is changed to refer to “Section 4.7”.

D.	All references to a paragraph within Section 7.3(h) in Section 7.3(g) are changed to refer to the same paragraph in Section 7.3(g).

E.	The reference to “subsection (g)” in Section 7.3(i) is changed to refer to “subsection (h)”.

F.	The reference to “Article VIII” in Section 9.6(b)(2)(A)(ii) is changed to refer to “Article VII”.

     IN WITNESS WHEREOF, The Toro Company has hereunto subscribed its name on this                     day of                                       , 2002.

THE TORO COMPANY

By

Its

STATE OF MINNESOTA	)
) SS.
COUNTY OF HENNEPIN	)

     On this                     day of                                       , 2002, before me personally appeared                                                                                                , to me personally known, who, being by me first duly sworn, did depose and say that he [she] is the                                        of The Toro Company, the corporation named in the foregoing instrument; and that said instrument was signed on behalf of said corporation by authority of its Board of Directors and he [she] acknowledged said instrument to be the free act and deed of said corporation.

Notary Public